Exhibit 6.5

AMENDMENT TO TERM LOAN AGREEMENT

THIS AMENDMENT (“Amendment”) dated and effective as of January 1, 2022 (“Amendment Effective Date”) shall amend the Term Loan Agreement (as defined below) and is by and between TerraCycle US Inc., a Delaware Corporation (the “Lender”), and TerraCycle, Inc., a Delaware corporation (“Borrower” and together with Lender, the “Parties,” and each, a “Party”).

RECITALS

Lender and Borrower entered into that certain Term Loan Agreement which has an effective date of July 1, 2019 (the “Agreement”) and was renewed pursuant to notice given by Borrower effective June 15, 2021, the Parties wish to amend the Agreement as set forth in this Amendment; and

NOW THEREFORE, for adequate consideration, receipt and sufficiency of which is hereby acknowledged and agreed by the Parties, the Parties agree as follows:

AMENDMENT

1.	All capitalized terms in this Amendment shall have the meanings assigned to them in the Agreement.

2.	The Term and Loan Limit as set forth in paragraph 2 of the Agreement are hereby amended as follows: the Term shall continue for twenty-four (24) months beginning on the Amendment Effective Date and Loan Limit shall increase to up to Ten Million ($10,000,000) dollars.

3.	Except as modified herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BORROWER		LENDER

By:	/s/ Daniel Rosen	By:	/s/ Javier Daly

Title: General Counsel		Title: Chief Financial Officer